Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the Registration Statement on Form S-1 of Granite Ridge Resources, Inc. (the "Registration Statement") of (1) our report prepared for Grey Rock Energy Management, LLC dated May 6, 2022, with respect to estimates of reserves and future net revenue to the Grey Rock Energy Fund, LP interest, as of December 31, 2021, in certain oil and gas properties located in North Dakota and Texas; (2) our report prepared for Grey Rock Energy Management, LLC dated May 9, 2022, with respect to estimates of reserves and future net revenue to the interest of Grey Rock Energy Fund II, LP; Grey Rock Energy Fund II-B, LP; and Grey Rock Energy Fund II-B Holdings, LP, as of December 31, 2021, in certain oil and gas properties located in Louisiana, Montana, North Dakota, Texas, and Wyoming; and (3) our report prepared for Grey Rock Energy Management, LLC dated May 10, 2022, with respect to estimates of reserves and future net revenue to the interest of Grey Rock Energy Fund III-A, LP; Grey Rock Energy Fund III-B, LP; and Grey Rock Energy Fund III-B Holdings, LP, as of December 31, 2021, in certain oil and gas properties located in Colorado, New Mexico, North Dakota, and Texas. We also consent to all references to our firm, including the reference to us under the heading "Experts", in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas
December 16, 2022